Exhibit 99.1
PRESS RELEASE
For Information Contact:
James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 121
FOR IMMEDIATE RELEASE:
DATASCOPE REQUESTS NASDAQ HEARING
MONTVALE, NJ, February 16, 2007 — Datascope Corp. (NASDAQ: DSCP) today announced that the Company has requested a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the previously announced delayed filing of the Company’s Form 10-Q for the quarter ended December 31, 2006.
Datascope shares will remain listed on the NASDAQ Stock Market pending a decision by the Panel.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified medical device company that designs, manufactures and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care. The Company has four product lines aggregated into two reporting segments, Cardiac Assist / Monitoring Products and Interventional Products / Vascular Grafts. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the Company’s request for continued listing will not be granted, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.